UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2014

______________________RBC Life Sciences, Inc.______________________ (Exact name of registrant as specified in its charter)
_______NEVADA_______ (State or other jurisdiction of incorporation)	_______000-50417_________ (Commission File Number)	_______91-2015186________ (IRS Employer Identification No.)
2301 CROWN COURT, IRVING, TEXAS (Address of principal executive offices)		____________75038_____________ (Zip Code)
Registrant's telephone number, including area code __________972-893-4000______________
__________________________N/A____________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 26, 2014, Mr. Kevin B. Young resigned his position as Vice President - Sales of RBC Life Sciences, Inc. (the "Company") to participate in the Company's network marketing distribution system as an independent Associate. Mr. Young's duties will be assumed by Mr. Barton R. Dangerfield, Vice President - Marketing, until a replacement for Mr. Young is found.

On September 26, 2014, the Board of Directors of the Company (the "Board") appointed Ms. Daley L. Seeker, age 27, to serve as the Company's Vice president - Finance, Chief Financial Officer, Treasurer and Secretary effective October 6, 2014. Ms. Seeker will join the Company on October 6, 2014 having held various positions, most recently as an Assurance Supervisor, in the Assurance Practice of McGladrey LLP ("McGladrey"), a public accounting firm, from 2011 to present. From 2010 until 2011, Ms. Seeker served as a Staff Auditor for the accounting firm of Gindler, Chappell, Morrison & Co., PC, and from 2008 to 2010, as an Audit Associate with McGladrey. Ms. Seeker completed her MBA degree in 2008 and is a CPA. Ms. Seeker's annual base salary will be $100,000, which may be increased subject to approval by the Compensation Committee of the Board (the "Compensation Committee"), and she will be entitled to participate in incentive compensation plans established by the Compensation Committee and employee benefits consistent with other officers of the Company.
Ms. Seeker does not have any family relationship with any of the Company's directors or other executive officers, and the Company has not entered into any transactions with Ms. Seeker that are reportable pursuant to Item 404(a) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2014

RBC Life Sciences, Inc.

By: /s/ Steven E. Brown
Name: Steven E. Brown
Title: President